Exhibit 10.2

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the “Agreement”) is entered into as of December 9, 2022, by and between Jupiter Wellness, Inc., a Delaware corporation (the “Company”) and SRM Entertainment, Inc, a Nevada corporation (“SRM NV”) formed on April 24, 2022. Each party to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Delaware and listed and traded on the NASDAQ Exchange under the symbol JUPW;

WHEREAS, the Company owns 100% of the issued and outstanding shares of SRM Entertainment LTD, a Hong Kong Special Administrative Region of the People’s Republic of China limited company (“SRM Ltd”);

WHEREAS, The Company agrees to acquire 6,500,000 shares of SRM NV’s common stock (the “SRM NV Common Stock”) (representing 79.3% of SRM NV’s outstanding common stock) in exchange for all of the issued and outstanding shares of the SRM Ltd common stock (the “SRM Ltd Common Stock”);

WHEREAS, it is the intent of the Parties that SRM NV file a registration Statement (SEC Form S-1) to register certain shares of SRM NV as soon as practicable; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I – SHARE EXCHANGE

Section 1.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), (i) the Company shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of SRM Ltd. Common Stock held by the Company to SRM NV; the objective of such sale (the “Exchange”) being the acquisition by SRM NV of not less than 100% of the issued and outstanding shares of SRM Ltd Common Stock. In exchange for the transfer of such securities by the Company, SRM NV shall deliver to the Company 6,500,000 restricted shares of SRM NV Common Stock at closing (as defined below) (the “Consideration Shares”).

Section 1.02 Closing. The closing (“Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall take place at a mutually agreeable time and place and shall close immediately prior to the effective date of the SEC Form S-1.

ARTICLE II – TRANSITION

Section 2.01 Shared Employees. Douglas McKinnon and Markita Russell are currently providing services to both the Company and SRM NV and shall continue to do so during the transition period. For providing these services, Mr. McKinnon and Ms. Russell shall be paid $25,000 per annum directly from SRM NV. The transition period shall be mutually agreed upon by the Parties.

Section 2.02 Office and Facilities. Currently both the Company and SRM NV share the same office premises and related facilities. The Company agrees that SRM NV may maintain its presence at the current office location until such time as it is mutually agreed that SRM NV requires its own office and facilities, or the Parties agree on a monthly sub-lease arrangement.

ARTICLE III – MISCELLANEOUS

Section 3.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the laws of the State of Florida. Venue for all matters shall be in Palm Beach County, Florida, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States in the Southern District of Florida. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 3.02 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to SRM NV to:

Richard Miller

1061 E. Indiantown Rd., Ste. 110

Jupiter, FL 33477

If to JUPW to:

Brian S. John

1061 E. Indiantown Rd., Ste. 110

Jupiter, FL 33477

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 3.03 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 3.04 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 2.05 Expenses. The Company will bear the expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 2.06 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

JUPITER WELLNESS, INC.:

		By:	/s/ Brian John
		Name:	Brian S. John
Date:	12/09/2022	Title:	Chief Executive Officer

SRM ENTERTAINMENT, INC.:

		By:	/s/ Richard Miller
		Name:	Richard Miller
Date:	12/09/2022	Title:	Chief Executive Officer